Exhibit 99.1

FSP 303 East Wacker Drive Corp.

FSP 303 East Wacker Drive Corp. (the "Company") has declared a dividend in the amount of $1,011 per share of preferred stock, representing property operations for the quarter ended December 31, 2009.  The dividend will be payable on February 19, 2010, and will be distributed by the Company’s transfer agent, American Stock Transfer & Trust Co. (“AST”). NOTE:  if your investment is in a retirement account, the dividend will be sent to your custodian or plan administrator.

The Company owns a twenty-eight story multi-tenant office tower located in downtown Chicago, Illinois containing approximately 859,187 rentable square feet of office and retail space and a 294-stall underground parking garage (the “Property”). The Property was approximately 74% leased as of December 31, 2009.  The Property’s largest tenant is KPMG LLP (“KPMG”), which leases approximately 259,000 square feet (30%) of the Property’s rentable space through August 2012.  In the first half of 2009, management reported that KPMG notified us that it will be relocating to a different property location following the expiration of its lease on August 31, 2012.  With more than two years remaining on KPMG’s lease, management will continue to implement a marketing plan designed to locate a replacement tenant (or tenants).

The leasing environment in Chicago over the past year has been extremely challenging.  Despite the unfavorable conditions we are pleased to report that management was successful in negotiating and signing over 34,000 square feet of leases over the past year.  This activity represents approximately 4% of the total rentable space in the Property and comprises both renewals and new deals.  Unfortunately, as previously reported, a few tenants that had occupied approximately 15% of aggregate space at the Property decided to relocate elsewhere in Chicago during the past year.  None of these recent departures came as a surprise to management as the tenants communicated their intentions to leave because they were consolidating into other locations or relocating to different submarkets.  Please be assured that management has been very diligent and proactive in retaining any and all existing tenants, as well as trying to attract new tenants to the Property.  However, management’s leasing efforts are guided by its belief that it should not compromise the potential long-term value of the Property for short-term leasing gains on unfavorable terms as a result of current economic conditions.  Although there have been a healthy number of favorable responses and sporadic interest in the Property from prospects touring a wide variety of vacant spaces, most of the prospective tenants have elected to defer a decision or have elected to work out a short-term solution with their existing landlords.  Management has been and will continue to aggressively pursue any and all potential tenants for the Property.

The Company’s Property is maintained according to the highest standards and shows extremely well to the public.  Nevertheless, management has been searching for cost effective enhancements to the building.  Currently, management is reviewing the benefits to aesthetic upgrades to the lobby of the property and other potential first impression improvements.  During the previous 18 months, management directed the completion of a new fitness center at the Property.  Located on the second floor and commanding a unique view of the Navy Pier and Lake Michigan, management believes that the new fitness center has been very well received by existing tenants and could help to attract new tenants to the Property.  In addition, the Company signed a lease with a new restaurant for the concourse and also added a lounge area on the concourse.

The Company’s annual filing on Form 10-K will be submitted to the SEC within approximately 90 days after year end, and you will be able to access the document via the SEC’s website.  However, a copy of the Annual Report will be made available directly to you.  To view Company filings with the SEC, access the following link:

http://www.sec.gov/cgi-bin/browse-edgar?action=getcompany&CIK=0001431766

If the link does not work properly, go to www.sec.gov, Filings & Forms, Search for Company Filings; Company or fund name, ticker symbol, CIK (Central Index Key), file number, state, country, or SIC (Standard Industrial Classification); Company Name:  type FSP 303 East Wacker (no need to type complete name, but be sure to include FSP); click on Find Companies at bottom of page and you should be brought to the correct location to view filings.

Please feel free to contact your FSP Investment Executive (800-950-6288) with any questions you may have.

FSP 303 East Wacker Drive Corp. - Dividend Summary

QUARTER ENDING	DIVIDEND PER SHARE	TOTAL DIVIDENDS PAID	ANUALIZED YIELD*

(1/5-3/31)
03/31/2007	$1,340	$2,961,400	5.6%
06/30/2007	$1,400	$3,094,000	5.6%
09/30/2007	$1,400	$3,094,000	5.6%
12/31/2007	$1,400	$3,094,000	5.6%
03/31/2008	$1,400	$3,094,000	5.6%
06/30/2008	$1,400	$3,094,000	5.6%
09/30/2008	$1,400	$3,094,000	5.6%
12/31/2008	$1,400	$3,094,000	5.6%
03/31/2009	$1,400	$3,094,000	5.6%
06/30/2009	$1,013	$2,238,730	4.1%
09/30/2009	$1,013	$2,238,730	4.1%
12/31/2009	$1,011	$2,234,310	4.0%

*Yield based on original offering amount of $221,000,000 and $100,000/share

Forward-Looking Statements

Statements made in this letter that state the Company’s or management's intentions, beliefs, expectations, or predictions for the future may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  This letter may also contain forward-looking statements based on current judgments and current knowledge of management, which are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements.  Accordingly, readers are cautioned not to place undue reliance on forward-looking statements.  Readers are cautioned that our forward-looking statements involve risks and uncertainty, including without limitation, disruptions in the debt markets, economic conditions, risks of a lessening demand for the real estate owned by us, changes in government regulations and expenditures that cannot be anticipated such as utility rate and usage increases, unanticipated repairs, additional staffing, insurance increases and real estate tax valuation reassessments.  Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  We will not update any of the forward-looking statements after the date of this letter to conform them to actual results or to changes in our expectations that occur after such date, other than as required by law.